RIGHTS OF THE HOLDERS TO RECEIVE PAYMENTS HEREUNDER ARE SUBJECT TO A
     SUBORDINATION AGREEMENT DATED AS OF APRIL 14, 1999 (THE "SUBORDINATION AGREEMENT") BY AND AMONG THE HOLDERS LISTED ON SCHEDULE A ATTACHED HERETO AND LASALLE NATIONAL BANK ("SENIOR LENDER"). REFERENCE IS MADE TO SUCH AGREEMENT FOR A FULL STATEMENT OF THE TERMS AND CONDITIONS OF SUCH SUBORDINATION.

                                SUBORDINATE NOTE
                                   FIXED RATE


     ------------------                                     Aggregate Principal
     Chicago, Illinois                                          Amount:  $
                                             (See Schedule A as to each Holder)



          FOR VALUE RECEIVED, Westell Technologies, Inc., a Delaware corporation (the "DEBTOR"), hereby promises to pay to the order of [
                            ] or registered assigns or transferees hereof (each a "Holder" and, collectively, the "Holders") the principal sum of
                                     Dollars  ($             ),  together  with
     interest, in the manner provided herein. All principal and interest amounts due under this Note are referred to herein as the "Obligations" and are subject to the provisions of this Note.

          1. Repayment of Principal. Debtor shall pay the entire principal balance hereof and all accrued and unpaid interest thereon on or before [date which is 365 days following the date of issuance of this Note].

          2. Interest on Unpaid Principal Balance. Interest shall accrue on the unpaid principal balance hereof at the rate of 12% per annum (the "Interest Rate") and all interest provided herein shall be computed on the basis of a 365-day year. Accrued interest shall be paid on each June 30 and December 30 until the entire amount due under this Note is paid (each a "Payment Date") (unless such day is not a business day, in which event on the next succeeding business day) commencing with the first Payment Date following the date of issuance of this Note. In the event an interest payment is prohibited under the terms of the Subordination Agreement, the accrued interest shall be capitalized and added to the principal balance hereof.

          3. Allocation of Payments. The Debtor will pay to Holder, either by certified check or by wire transfer, in immediately available funds, to such account as Holder may specify in writing, all amounts payable to Holder in respect of the principal of, or interest on this Note, without any presentation of this Note. Each such payment, when paid, shall be applied first to the payment of interest accrued and unpaid under this Note and second to the payment or prepayment of the principal hereof. All payments hereunder shall be made to Holder at the addresses for each set forth on Schedule A attached hereto or as otherwise directed in writing by such Holder.

          4. Events of Default. Upon the happening of any one or more of the following events (each, an "Event of Default"):

                    (1) If Debtor shall fail to pay any amount of principal or interest when due and payable under this Note within five days after any Holder gives Debtor notice of such non-payment (whether on the due date or by acceleration or otherwise), except that Debtor's failure to pay such principal or interest shall not be an Event of Default hereunder to the extent that the Holders are not entitled to receive such payment under the Subordination Agreement; provided that Debtor makes such payment as soon as the Holders are permitted to receive such payment under such Subordination Agreement;

                    (2) An Event of Failure as defined in the Company's 6%
               Subordinated Convertible Debentures issued April 14, 1999 (the "Debentures"), shall have occurred or, if no Debentures are then outstanding, any event shall have occurred which would have been an Event of Failure under the Debentures if any Debentures were then outstanding; or

                    (3) A Major Transaction (as defined in the Debentures) shall have occurred, whether or not any Debentures are then outstanding;

     then and at any time thereafter during the continuance of any such Event of
     Default: (i) Holder may, by notice to Debtor, declare the entire aggregate principal of and accrued interest on this Note to be immediately due and payable, whereupon this Note and all accrued interest will thereupon immediately become due and payable without presentment, notice, demand, protest, or further notice of any kind whatsoever, all of which are hereby expressly waived, except that upon the occurrence of an Event of Default specified in (c) above, the entire principal of and accrued interest on this Note shall automatically and immediately become due and payable without such notice and without presentment, notice, demand, or protest of any kind whatsoever, all of which are hereby expressly waived; and (ii) Holder may exercise any or all other remedies available under law or under any other agreements or instruments securing or related to this Note.

          5. Exchange. Holder may, by written request (a "Solvency Confirmation Request") deliver to Debtor from time to time, request confirmation from Debtor that Debtor continues to meet the Solvency Conditions (as defined in the Debenture). Within five (5) business days of receipt of a Solvency Confirmation Request (the "Confirmation Date") either (a) if Debtor continues to meet the Solvency Conditions, this Note shall remain outstanding and Debtor shall deliver to the Holder a certificate of the chief financial officer of Debtor certifying that Debtor continues to meet the Solvency Conditions or (b) if Debtor no longer continues to meet the Solvency Conditions, this Note shall, at the option of Holder, be exchanged for, and Debtor shall deliver to Holder, a debenture identical to the Debenture (a "New Debenture") except that the New Debenture (i) shall provide for a Conversion Price at all times that is equal to the lower of the Variable Conversion Price (assuming for this purpose that such Variable Conversion Price shall be deemed to be the lower of the Variable Conversion Price under the Debenture and the average of the closing bid prices of the Class A Common Stock for the five (5) trading days immediately preceding the Solvency Confirmation Request) and the Market Conversion Price, (ii) shall be dated the Confirmation Date, (iii) shall have a principal amount equal to the principal amount and amount of accrued and unpaid interest on the Note as of the Confirmation Date and (iv) shall not allow for the issuance of Cap Debentures (all such capitalized equal terms to have the meanings ascribed to them in the Debenture). Holder shall also have the right to exchange this Note for a new Debenture at any time following the occurrence of an Event of Default as described in Section 4(a) hereof.

          6. General. Interests in this Note are transferrable only by written notice to Debtor, and this Note shall be duly endorsed as to such interest or accompanied by a written instrument or transfer executed by the registered Holder. Payment of principal or interest on this Note shall be made only to or upon order of the registered Holders. Upon transfer of any interest in this Note as provided above, Debtor shall issue a new Schedule A to this Note, registered in the name of the then current Holders and transferee (subject to compliance with any applicable federal or state securities laws, rules or regulations).

          7. Debtor hereby:

                    (1) waives diligence, presentment, demand for payment,
               notice of dishonor, notice of non-payment, protest, notice of protest, and any and all other demand in connection with the delivery, acceptance, performance, default or enforcement of this Note;

                    (2) waives the benefit of any statute of limitations to the maximum extent permitted by law with respect to any action to enforce or otherwise related to this Note;

                    (3) agrees that Holder shall have the right, without notice, to grant any extension of time for payment of any indebtedness evidenced by this Note or any other indulgence or forbearance whatsoever;

                    (4) agrees that no failure on the part of Holder to exercise any power, right or privilege hereunder, or to insist upon prompt compliance with the terms of this Note shall constitute a waiver of that power, right or privilege; and

                    (5) agrees that the acceptance at any time by Holder of any past due amounts shall not be deemed to be a waiver of the requirement to make prompt payment when due of any other amounts then or hereafter due and payable hereunder.

          8. Upon delivery of an affidavit in a form reasonably satisfactory to Debtor from the Holder or its agent as to the loss, theft, destruction or mutilation of this Note, and upon receipt of indemnity reasonably satisfactory to Debtor from Holder, or in the case of mutilation hereof, upon surrender of the mutilated Note, Debtor will make and deliver a new Note of like tenor in lieu of this Note and containing the same legend as herein.

          9. This Note shall be governed in all respects by the laws of the State of Illinois. Debtor covenants, and by the acceptance of this Note, Holder also covenants, that each irrevocably (a) waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Note or any of the transactions contemplated hereby, (b) submits to the personal jurisdiction of the state courts located in Chicago, Illinois or, if the United States District Courts would otherwise have jurisdiction, the United States District Court located in Chicago, Illinois, and (c) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of Illinois.

          10. In the event that Debtor defaults in payment of any Obligation due hereunder, Debtor shall pay all Holders' out-of-pocket collection costs, including without limitation reasonable attorneys' fees and legal costs, whether or not any suit or enforcement proceeding is commenced.

          11. This Subordinate Note is secured by a lien on certain assets of Debtor granted pursuant to that certain Security Agreement dated as of April 14, 1999

                                        WESTELL TECHNOLOGIES, INC.



                                       By:
                                             ----------------------------
                                             Name:
                                             Title:

                         SCHEDULE A TO SUBORDINATE NOTE
                     DATED __________, ___ IN THE AGGREGATE
                              PRINCIPAL AMOUNT OF $



                                      PERCENTAGE INTEREST
                                    IN AGGREGATE PRINCIPAL
                       PRINCIPAL           AMOUNT OF
     NOTEHOLDERS    AMOUNT OF NOTE     SUBORDINATE NOTES    ADDRESS FOR PAYMENT

     [NAME OF HOLDER]



     [NAME OF HOLDER]



     [NAME OF HOLDER]



     TOTAL           $___________            100%